Exhibit 23.4

CONSENT OF KATHLEEN ANN ALTMAN In connection with the filing of the registration statement on Form F-3 (as may be amended from time to time, the “Registration Statement”) of Franco-Nevada Corporation with the U.S. Securities and Exchange Commission, I consent to the references to my name and to the use of the technical report entitled “Technical Report on the Goldstrike Mine, Eureka and Elko Counties, State of Nevada, USA,” dated March 16, 2012 (the “Report”), and the information derived from the Report, included in, or incorporated by reference into, the Registration Statement. DATED: July 22, 2013 Kathleen Ann Altman Name: Kathleen Ann Altman, Ph.D., P.E. RPA (USA) Ltd, 143 Union Boulevard Suite 505 I lakewood, CO, USA 80228 I T + 1 1303) 330 0950 www.rpacan.com